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                                                                     EXHIBIT 4.8

             SHENYANG XINJINBEI INVESTMENT AND DEVELOPMENT CO., LTD.

                            EQUITY TRANSFER AGREEMENT

    Transferor: Shenyang Automobile Industry Asset Management Company Limited

       Transferees: Shenyang Xing Yuan Dong Automobile Component Co., Ltd.

                  Shenyang Jinbei Automotive Industry Co., Ltd.

                               December 16, 2003

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Whereas, Shenyang Xinjinbei Investment and Development Co. Ltd. (hereinafter referred to as "Jinbei Development") is a company with limited liabilities registered and incorporated in Shenyang under the laws of PRC, with a registered capital of RMB 1.5 billion;

Whereas, Shenyang XingYuan Dong Automobile Component Co., Ltd. (hereinafter referred to as "Xing Yuan Dong") currently holds 90% of the equity of Xinjinbei Development, while Shenyang Automobile Industry Asset Management Company Limited (hereinafter referred to as "SAIAM") currently holds 10% of the equity of Xinjinbei Development;

Whereas, SAIAM intends to transfer to Xing Yuan Dong the 9% equity it holds in Xinjinbei Development, and to Shenyang Jinbei Automotive Industry Co., Ltd. (hereinafter referred to as Jinbei Industry) the 1% equity it holds in Xinjinbei Development, while Xing Yuan Dong and Jinbei Industry agree to accept the transfer of such equity held by SAIAM in Jinbei Development pursuant to the terms and conditions hereunder.

NOW THEREFORE, the Parties reach the following agreement through friendly consultation:

ARTICLE 1 PARTIES TO THE AGREEMENT

1.1      Transferor:

         Shenyang Automobile Industry Asset Management Company Limited

         Address: No. 1, Shiji Rd, Hunnan Property Development Zone,
                  Shenyang New High-Tech Development District

         Legal Representative: HE, Guohua

1.2      Transferees:

         Shenyang XingYuan Dong Automobile Component Co., Ltd.

         Address: No. 55, Hunnan Property Development Zone,
                  Shenyang New High-Tech Development District

         Legal Representative: HONG, Xing

         Shenyang Jinbei Automotive Industry Co., Ltd.

         Address: No. 38, Wanliutang Rd, Shenhe District, Shenyang

         Legal Representative: HE, Guohua

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ARTICLE 2 TRANSFER OF EQUITY

2.1 SAIAM agrees to transfer to Xing Yuan Dong and Jinbei Industry 9% equity and 1% equity, respectively, that it holds in Xinjinbei Development, and Xing Yuan Dong and Jinbei Industry each agrees to accept the transfer of such equity in Xinjinbei Development. Upon the consummation of the above equity transfer, Xing Yuan Dong shall hold 99% and Jinbei Industry shall hold 1% of the equity in Xinjingbei Development.

2.2 The Parties hereby acknowledge that, the equity transfer contemplated in the above Article 2.1 shall be a transfer including rights, i.e., upon the consummation of such equity transfer, Xing Yuan Dong and Jinbei Industry shall enjoy all respective rights of the equity thus transferred in proportion of their share of equity, including the accumulated undistributed profits, capital reserve fund or surplus fund, gain on net assets (if any) in the respective percentages.

2.3 Xing Yuan Dong, as the sole shareholder in Xinjinbei Development other than SAIAM, hereby agrees to waive the preemptive right to purchase the 1% equity which SAIAM intends to transfer to Jinbei Industry pursuant to this Agreement.

ARTICLE 3 PRICE OF EQUITY TRANSFER AND PAYMENT

3.1 The Parties hereby agree that the price for the transfer of the aforesaid equity shall be paid as follows: Xing Yuan Dong and Xinjingbei Industry shall pay RMB 135 million and RMB 15 million, respectively, to SAIAM.

3.2 SAIAM, Xing Yuan Dong and Jinbei Industry shall each pay for their respective taxes incurred during the above equity transfer.

3.3 The Parties hereby acknowledge that payment of the price for the above equity transfer shall be made to the bank account designated by SAIAM within 30 days of the effectiveness of this Agreement.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR

         For the purpose of this Agreement and for the benefit of the Transferee, SAIAM hereby represents and warrants to Xing Yuan Dong and Jinbei Industry as follows:

4.1 Xinjinbei Development is an enterprise duly incorporated and registered according to the conditions and procedures required by the PRC laws, which incorporation has obtained all necessary government approvals and permits;

4.2 SAIAM lawfully owns the equity that it intends to transfer pursuant to this Agreement, and has the right to transfer such equity in its own name.

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4.3      SAIAM has not created on the equity that it intends to transfer any interest for the benefit of any third party, or any mortgage or other similar security interest with any third party as the obligee;

4.4 SAIAM has taken all corporate actions and necessary legal procedures required by law for the execution of this Agreement. SAIAM's execution of this Agreement does not violate any law applicable to it, nor does it violate other contracts that it has entered into with any third party.

ARTICLE 5 REPRESENTATION AND WARRANTIES OF THE TRANSFEREE

         For the benefit of SAIAM, Xing Yuan Dong and Jinbei Industry each represents and warrants to SAIAM as follows:

5.1 It is a company duly organized and validly existing under the PRC laws, and has the full capacity to accept the transfer of such equity in its own name;

5.2 It has taken all corporate actions and necessary legal procedures required by law for the execution of this Agreement. Its execution of this Agreement does not violate any law applicable to it, nor does it violate other contracts that it has entered into with any third party.

5.3 It will provide assistance for the completion of the approval procedures and registration procedures in connection with such equity transfer, including the provision of necessary documents and material.

5.4 It hereby acknowledges that it has fully understood the creditor's rights and debts as well as the operation status of Xinjinbei Development, and fully agrees to accept the equity to be transferred based on the current status of Xinjinbei and the transfer price provided in this Agreement.

ARTICLE 6 DELIVERY OF TRANSFERRED EQUITY

6.1 The Parties agree that SAIAM, Xing Yuan Dong and Jinbei Industry together shall unconditionally complete the formalities of amending industry and commerce registration with the administrative authority of industry and commerce with which Xinjinbei Development is registered to ensure that Xing Yuan Dong and Jinbei Industry both become the lawful holders of the equity transferred.

6.2 Upon the date of completion of amendment of industry and commerce registration, Xing Yuan Dong and Jinbei Industry shall become shareholders holding 99% and 1% equity, respectively, in Xinjinbei Development, be entitled to the rights of shareholders, and assume the obligations of shareholders.

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ARTICLE 7 EFFECTIVENESS, AMENDMENT AND TERMINATION

7.1 This Agreement shall not become effective until signed by the authorized representatives of the Parties.

7.2 Unless otherwise required by law, the amendment and termination of this Agreement shall only become effective by written agreement of reached through consultation by the Parties.

ARTICLE 8 SETTLEMENT OF DISPUTES

8.1 All disputes arising out of or in connection with this Agreement shall be settled by the Parties through friendly consultation, failing which, or in the event that one Party is unwilling to settle the dispute through consultation, any Party may submit the dispute to a competent people's court in Shenyang for resolution.

8.2 Disputes referred to in this Agreement shall mean all disputes among the Parties in relation to, among other things, the effectiveness, interpretation, performance, breach liabilities, amendment, cancellation and termination of this Agreement.

ARTICLE 9 MISCELLANEOUS

9.1 The annexes hereto constitute an integral part of this Agreement, which shall have the same force as this Agreement.

9.2 This Agreement and the annexes hereto constitute the complete agreement among the Parties, and shall supersede all correspondences, statements, agreements or other documents prior to the execution of this Agreement.

9.3 There are six counterparts of this Agreement, with each Party holding one counterpart, Shenyang Xinjinbei Investment and Development Co., Ltd. holding one counterpart, and the rest submitted to the relevant authorities for completing the formalities of amending the registration. Each counterpart shall have the same force.

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TRANSFEROR:

SHENYANG AUTOMOBILE INDUSTRY ASSET MANAGEMENT COMPANY LIMITED

Authorized Representative:                            /s/ Guohua He
                                               ---------------------------------

Dated:                                         December 16, 2003

TRANSFEREES:

SHENYANG XING YUAN DONG AUTOMOBILE COMPONENT CO., LTD.

Authorized Representative:                            /s/ Xing Hong
                                               ---------------------------------

Dated:                                         December 16, 2003

SHENYANG JINBEI AUTOMOTIVE INDUSTRY CO., LTD.

Authorized Representative:                            /s/ Guohua He
                                               ---------------------------------

Dated:                                         December 16, 2003

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